EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the caption “Business and Properties” in Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-164551) of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

April 27, 2010